Exhibit 10.1

Privileged & Confidential

Certain confidential information marked by [*] has been excluded from the exhibit because it is both not material and is the type that the registrant CUSTOMARILY AND ACTUALLY treats as private or confidential.

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT (“Agreement”) is made effective as of the 21st day of March, 2021 (the “Effective Date”), by and between Immedica Pharma AB, a corporation organized and existing under the laws of Sweden with offices at Norrtullsgatan 15, SE 113 29 Stockholm, Sweden (“IMMEDICA”) and Aeglea BioTherapeutics, Inc., a corporation organized and existing under the laws of Delaware with offices at 805 Las Cimas Parkway, Suite 100, Austin, Texas, U.S.A. (“LICENSOR”).  IMMEDICA and LICENSOR may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, LICENSOR Controls the Licensed Technology (hereinafter defined); and

WHEREAS, IMMEDICA wishes to obtain, and LICENSOR wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.DEFINITIONS

1.1.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” shall refer to:  (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.2.

“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines, including, without limitation, all good manufacturing practices and all applicable standards or guidelines promulgated by any Regulatory Authority, including to the extent applicable, GLP, GCP and GMP.

Exhibit 10.1

Privileged & Confidential

1.3.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Austin, Texas, U.S.A. or Sweden are authorized or required by law to remain closed.
1.4.	“Calendar Quarter” means each period of three (3) consecutive months ending on March 31, June 30, September 30, or December 31.
1.5.

“Calendar Year” means the period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January and ending on the last day of December, and each successive twelve (12) month period thereafter.

1.6.

“Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

1.7.	“Clinical Studies” means any study in which human subjects are dosed or treated with a drug or biological product, whether approved or investigational.
1.8.

“Commercialize” or “Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, packaging, serialization, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing or exploiting the Product.  “Commercializing” has the correlative meaning.

1.9.

“Commercially Reasonable Efforts” means that level of efforts that such Party would normally use, in the exercise of its prudent scientific and business judgment, for the development and/or commercialization of a comparable pharmaceutical product for a similar patient population at a similar stage of its development or commercialization, taking into account all relevant scientific, commercial, business and other factors, including issues of safety and efficacy, expected and approved product labeling, expected and actual cost and time to develop, expected and actual profitability, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of marketing approval, and the expected and actual amounts of marketing and promotional expenditures required.  Commercially Reasonable Efforts shall be determined on a country-by-country basis and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country will change over time.

1.10.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant the applicable access to, or a license or a sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party existing as of the Effective Date, or at such later time as such Party first acquires rights to such subject matter.

1.11.

“Cover” means, with respect to a compound, product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the Manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would

Exhibit 10.1

Privileged & Confidential

infringe such Valid Claim if it were to issue as then being prosecuted). “Covered by” has the correlative meaning.
1.12.

“Develop” or “Development” means to conduct any and all non-clinical and clinical research and development activities, including non-clinical development, toxicology, pharmacology, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out clinical studies and all activities necessary to obtain Regulatory Approval.

1.13.	“EMA” means the European Medicines Agency or any successor agency thereto.
1.14.	“Executive Officers” means with respect to each Party, the chief executive officer of such Party or another senior officer designated by such chief executive officer.
1.15.	“Facility” shall mean the following GMP manufacturing facilities utilized by LICENSOR in the manufacture of the Product: [*]
1.16.	“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.
1.17.	“FDCA” shall mean the U.S. Federal Food, Drug and Cosmetic Act.
1.18.	“Fees” means collectively, the upfront payment, all Milestone Payments, and Royalties.
1.19.	“Field” means all therapeutic, prophylactic, palliative and diagnostic uses in humans.
1.20.

“First Commercial Sale” means, on a country-by-country basis, the first sale for use, or consumption, by the general public of the Product following receipt of all Regulatory Approvals for such Product in such country in the Territory.

1.21.	“Force Majeure Event” has the meaning set out in Section 19.5.
1.22.

“Good Clinical Practice” or “GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice

1.23.

“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.24.

“Good Manufacturing Practice” or “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 210, 211, 601

Exhibit 10.1

Privileged & Confidential

and 610) and the most recent approved edition of European Commission Directives applicable to the production of pharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, any U.S., European, or other applicable laws, regulations or respective guidance documents subsequently established by a governmental or regulatory authority, and any arrangements, additions or clarifications agreed from time to time between the Parties.

1.25.

“Intellectual Property Rights” means all trade secrets, Know-How, copyrights, patents and other patent rights, trademarks, moral rights, service marks, industrial designs, mask works, integrated circuit topographies, confidential information, trade names, goodwill and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction, whether registered or unregistered, and including rights in any application for any of the foregoing.

1.26.

“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including manufacturing procedures, test procedures, and purification and isolation techniques in written, electronic or any other form, and all other discoveries, developments, inventions (whether or not patented or patentable), and tangible embodiments of any of the foregoing, in each case that is not generally known to the public.

1.27.

“Licensed Know-How” means all Know-How Controlled by LICENSOR or any of its Affiliates as of the Effective Date or during the term of this Agreement that is necessary or useful for seeking and obtaining Regulatory Approval for the Product in the Field in the Territory or for the Development or Commercialization of the Product in the Field in the Territory.

1.28.

“Licensed Patents” means: (a) the patents and patent applications listed in Schedule A, (b) all Patent Rights that claim priority to the patents or patent applications described in subsection (a), and (c) any other Patent Rights Controlled by the LICENSOR or any of its Affiliates as of the Effective Date or during the term of this Agreement that Cover the Development or Commercialization of a Product or that claim Licensed Know-How (including in each case all related Patent Rights as described in clauses (a)-(e) of Section 1.37 below).

1.29.	“Licensed Technology” means collectively, the Licensed Patents and Licensed Know-How.
1.30.

“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing and shipping of any Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.  “Manufactured” has the correlative meaning.

1.31.

“Manufacturing Agreements” means those agreements entered into by or on behalf of the LICENSOR or its Affiliates which relate to the manufacture of the Product or any part thereof, which is to be, or which has been, supplied to IMMEDICA under this Agreement, including the associated drug substance and drug product manufacturing agreements.  At the Effective Date the Manufacturing Agreements are expected to include commercial supply agreements between the LICENSOR and [*].

Exhibit 10.1

Privileged & Confidential

1.32.

“Manufacturing Cost” means an amount equal to: (a) the direct costs incurred by LICENSOR or its Affiliate (including raw materials, intermediates, components, equipment and labor and costs of plant operations and plant support services (including utilities, maintenance, engineering, safety, plant management and other similar activities), and amounts paid to third party contractors and suppliers) directly relating to the manufacture of the Product supplied to IMMEDICA; and (b) a reasonable fully absorbed allocation of directly related overhead expenses of LICENSOR and its Affiliates, to the extent applicable, connected therewith.  All components of Manufacturing Costs shall be allocated on a basis consistent with U.S. GAAP or IFRS, as applicable.

1.33.

“Materials” shall mean, excipients and solvents and other chemicals and other raw materials and components, packaging and shipping materials (including vials) and other materials and supplies reasonably necessary to perform the Services.

1.34.	“Milestone” means each milestone as set forth in Schedule B.
1.35.	“Milestone Payment” has the meaning set out in Section 6.1.2.
1.36.

“Net Sales” means the sales revenues received by or on behalf of IMMEDICA and its Affiliates and Sublicensees for sales of the Product, less the following deductions if and to the extent they are included in the gross invoiced sales price of the Product or otherwise incurred by IMMEDICA and its Affiliates or Sublicensees with respect to the sale of the Product: (a) rebates, quantity and cash discounts, and other usual and customary discounts to customers, (b) Taxes and any other duties paid, absorbed or allowed which are directly related to the sale of the Product, (c) credits, allowances, discounts and rebates to, and chargebacks for spoiled, damaged, out-dated, recalled, rejected or returned Product, (d) actual freight and insurance costs incurred in transporting the Product to customers, (e) discounts or rebates or other payments required by Applicable Law, including any governmental special medical assistance programs, (f) customs duties, surcharges and other governmental charges and rebates incurred in connection with the exportation or importation of the Product, and (g) other amounts deducted from gross receipts as a ‘gross-to-net’ adjustment in determining net revenues for financial reporting purposes in accordance with the accounting practices of IMMEDICA or its Affiliate or Sublicensees (which must be a globally recognized accounting standard such as U.S. GAAP or IFRS), as applicable, consistently applied.  Subsections (a) through (g) shall be collectively referred to as “Deductions”.

The following principles shall apply in the calculation of Net Sales:

1.36.1.

In the case of any provision or sale of the Product for the purpose of conducting pre-clinical or clinical research, or as donations or the like or as “treatment IND sales”, “named patient sales”, “compassionate use sales”, or pursuant to any expanded access programs, or any equivalent sales, in each case shall not be deemed to be included in Net Sales unless the price that any such Products are sold at for such purposes by or on behalf of IMMEDICA and its Affiliates or Sublicensees exceeds the aggregate of IMMEDICA’s costs of packaging and labelling of such Product plus the Price attributable to such Product plus any royalty that would be payable to the LICENSOR on such Product.

1.36.2.	Unless otherwise specified herein, Net Sales shall be calculated in accordance with IMMEDICA’s, or its Affiliate’s or Sublicensees’s applicable accounting practices generally and consistently applied.

Exhibit 10.1

Privileged & Confidential

1.37.

“Patent Rights” means with respect to any patents or patent applications, any and all (a) patents issuing from such patent applications, (b) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications and any patent or patent application specified in (a), (b) or (c), or (ii) any patent or patent application from which such patents and patent applications or a patent or patent application specified in (a), (b) or (c) claims and is entitled to claim priority; (d) all rights of priority attendant to such patents and patent applications and any of the patents and patent applications listed in (a) through (d); and (e) in each case of such patents and patent applications and of the patents and patent applications described in (a) through (d), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.38.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.39.

“Phase III Clinical Trial” means the phase III clinical study of the Product titled “Phase 3 PEACE (Pegzilarginase Effect on Arginase 1 Deficiency Clinical Endpoints) a Randomized, Double-Blind, Placebo-Controlled Phase 3 Study of the Efficacy and Safety of Pegzilarginase in Children and Adults with Arginase 1 Deficiency,” having ClinicalTrials.gov identifier NCT03921541.

1.40.	“PIP Trial” means the clinical trial to be conducted pursuant to the Paedriatic Investigation Plan, details of which are set out in Schedule C.
1.41.	“Price” has the meaning set forth in Section 7.11.1.
1.42.

“Product” means any pharmaceutical product containing, incorporating or comprising pegzilarginase (CAS Registry Number: 1659310-95-8) as the sole active pharmaceutical ingredient, in any form, formulation, mode of administration, presentation or dosage form.

1.43.	“Protocol” means sponsor protocol number CAEB1102300A, as such protocol may be amended from time to time by LICENSOR after discussion at the JSC.
1.44.	“Quality Agreement” has the meaning set forth in Section 7.3.
1.45.

“Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.46.	“Regulatory Authority” means the EMA or any governmental agency or authority responsible for granting Regulatory Approvals for the Product in any country or jurisdiction in the Territory.
1.47.

“Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or

Exhibit 10.1

Privileged & Confidential

amendment thereto.  As used herein, “Regulatory Filings” also includes all correspondence with any Regulatory Authority (and their agents) regarding Product, including all submissions, meeting minutes, reports and other items exchanged between or under authority from LICENSOR or its licensors with respect to a Product, or the Development, Manufacture or Commercialization thereof.

1.48.	“Royalties” has the meaning set out in Section 6.1.3.
1.49.	“Services” shall mean the commercial Manufacture of Product to be performed by the LICENSOR under this Agreement.
1.50.	“Short-Dated Product” has the meaning set out in Section 7.7.4.
1.51.

“Specifications” shall mean the specifications for Manufacturing the Unlabeled Product, including without limitation all regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards instructions and other attributes for the Unlabeled Product as set forth on Schedule E, as such specifications may be amended by the Parties due to new data with approval from Regulatory Authority or due to other regulatory requirements, from time to time.

1.52.	“Sublicense” means an agreement appointing a Sublicensee.
1.53.

“Sublicensee” means any Third Party to which IMMEDICA has delegated substantially all of its rights and obligations under this Agreement including all of the following: (i) the exclusive (even as to IMMEDICA) right to purchase Product from LICENSOR, (ii) the exclusive (even as to IMMEDICA) right to seek Regulatory Approval (other than where such Regulatory Approval is to be held on behalf of IMMEDICA) for the Product; (iii) the exclusive right (even as to IMMEDICA) to set the price of the Product in the Territory and to negotiate and enter into tender contracts with the relevant health authorities; (iv) the obligation to package and label the Product in the Territory and (v) the obligation to Commercialize the Product in the Territory; and the term of the sublicense runs for the reminder of the term of this Agreement, with IMMEDICA not having a unilateral right to terminate such sublicense without cause.

1.54.	“Taxes” has the meaning set forth in Section 6.3.1.
1.55.

“Territory” means the current members states of the European Economic Area (together with any country that becomes a member of the European Economic Area), Andorra, Bahrain, Kuwait, Monaco, Oman, Qatar, San Marino, Saudi Arabia, Switzerland, Turkey, the United Arab Emirates, the United Kingdom and the Vatican City.  For the avoidance of doubt, if a country ceases to be a member state of the European Economic Area then, notwithstanding such cessation, such country shall remain part of the Territory.

1.56.	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.57.	“Unlabeled Product” means Product that has been Manufactured in accordance with the Specifications in unlabeled and unpackaged vials.
1.58.

“Valid Claim” means either: (a) a claim of an issued and unexpired Patent Right, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending application for a Patent Right, which claim: (i) is within

Exhibit 10.1

Privileged & Confidential

[*] from its earliest priority date and was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer and which is not subject to an interference claim.

2.LICENSE GRANT

2.1.	License Grant.
2.1.1.

Licensed Technology.  Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to IMMEDICA an exclusive, royalty-bearing right and license, with the right to grant and authorize sublicenses as provided in Section 2.2, under the Licensed Technology to Develop and Commercialize the Product in the Field within the Territory.  IMMEDICA shall not itself, or grant any right to any Third Party to, conduct any research or Development directly related to the Product outside of the Territory without LICENSOR’s prior written consent.

2.1.2.

Trademark.  Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to IMMEDICA an exclusive right and license to use trademarks Controlled by the LICENSOR which relate to the Product, in the Territory, listed in Schedule D, in connection with the Commercialization of the Product in the Field within the Territory.  All rights of LICENSOR in and to such trademarks not expressly granted under this Section are reserved by LICENSOR.  The LICENSOR shall, at its sole expense, prosecute and maintain and renew the trademarks listed in Schedule D throughout the term of this Agreement.  IMMEDICA shall not reproduce or use (or authorize the reproduction or use of) such trademarks in any manner whatsoever other than as authorized by this Agreement.  During the term and after any termination of this Agreement, IMMEDICA shall not use as its own any service mark, service name, trade name, trademark, design or logo(s) confusingly similar to such trademarks.  All use of such trademarks by IMMEDICA, and all goodwill associated with such use, shall inure to the benefit of LICENSOR.  LICENSEE shall use the trademarks listed in Schedule D in connection with the Use of the Product in the Field within the Territory unless LICENSEE has a bona fide reason for using a different trademark.

2.2.	Sublicense Rights. IMMEDICA may grant a Sublicense to the rights granted to it by LICENSOR under this Agreement only upon LICENSOR’s prior written consent and subject to the following requirements:
2.2.1.	Any such Sublicenses shall be subject to and consistent with the terms and conditions of this Agreement;
2.2.2.	IMMEDICA shall remain liable for the actions and omissions of each Sublicensee; and
2.2.3.

IMMEDICA shall furnish to LICENSOR a copy of each Sublicense agreement and each amendment thereto, within [*] after the Sublicense or amendment has been executed, which copy may be redacted to remove any commercially sensitive or financial terms, or terms which do not relate to the Product.

Exhibit 10.1

Privileged & Confidential

For the avoidance of doubt, nothing in this Section 2.2 shall prevent or restrict IMMEDICA from appointing distributors, wholesalers or appointing any Third Party to provide services including sales, logistics and/or regulatory services, without consent.

2.3.

Retained Rights.  IMMEDICA acknowledges and agrees that LICENSOR retains the right: (i) to make, have made and use the Product for internal research purposes within the Field in the Territory, provided such reservation of rights is non-sublicensable and non-transferable and expressly excludes (a) the right to conduct clinical studies in the Territory for Arginase 1 Deficiency other than those expressly permitted under this Agreement or as otherwise agreed by the Parties in writing, (b) the right to apply for or to seek Regulatory Approval in the Territory, and (c) the right to Commercialize the Product in the Territory, and (ii) for any and all purposes outside of the Territory.  Notwithstanding the foregoing, in the event that LICENSOR or its Affiliates, or any party acting on their behalf, decides to conduct any clinical studies in the Territory which use the Product, then the LICENSOR shall promptly consult in good faith with IMMEDICA and shall provide a copy of the relevant protocol for IMMEDICA’s prior review and comment prior to commencing any such clinical study, and any such IMMEDICA comments will be considered by the LICENSOR in good faith.

2.4.

Residuals.  During the term of this Agreement, or at any time thereafter, each Party may use for any purpose the Residuals resulting from access to or work with the Product and the Licensed Know-How.  As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product and Licensed Know-How, including ideas, concepts, know-how or techniques contained therein.

2.5.

No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon IMMEDICA by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of LICENSOR or its Affiliates other than the Licensed Technology.

3.Governance

3.1.

Alliance Managers.  Within [*] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of the Development and Commercialization of Product in the Field in the Territory.  The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties with respect to the Product and its Manufacture.  Each Party may replace its Alliance Manager with a new representative having the appropriate qualifications at any time upon written notice to the other Party.

3.2.	Joint Steering Committee.
3.2.1.

JSC Formation and Role. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JSC shall be to:

Exhibit 10.1

Privileged & Confidential

(a)	review and discuss the overall strategy for the Development and Commercialization of the Product in the Territory;
(b)	monitor and discuss the performance and results of the Phase III Clinical Trial and all other Clinical Studies performed by or on behalf of the LICENSOR pursuant to Section 4.1;
(c)	review and discuss the Marketing Plan and any proposed amendments or revisions thereto;
(d)	monitor performance of this Agreement as well as progress of the Commercialization activities compared to the goals defined in the Marketing Plan;
(e)	act as the point of escalation for issues that cannot be resolved otherwise;
(f)	discuss label expansion for additional patient population;
(g)	coordinate the audit of any LICENSOR suppliers and subcontractors relevant to the Product in the Territory, as further detailed in Section 7.2.2;
(h)	monitor the review, finalization and management of the Manufacturing Agreements, as further detailed in Section 12.4.1;
(i)

discuss the dates and timing of any manufacturing runs, and any associated manufacturing steps, relating to the Product, including ensuring that IMMEDICA receives [*] prior written notice of each manufacturing run;

(j)

establish sub-committees that may have separate member composition from the JSC with mutually acceptable charters and defined responsibilities to manage key workstreams related to Parties activities under this Agreement, including but not limited to Development and Commercial sub-committees; and

(k)	perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
3.2.2.

Members.  The JSC shall be comprised of an equal number of representatives from each Party.  Each Party’s representatives shall be officers or employees of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party shall initially appoint three (3) representatives to the JSC.  Each Party may replace its representatives at any time upon written notice to the other Party.  Each Party shall appoint one (1) of its representatives on the JSC to act as the co-chairperson of JSC.  The role of the co-chairpersons shall be to preside at the JSC meetings, but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.  Unless otherwise agreed by the Parties, the Alliance Managers from both Parties shall be non-voting members of the JSC.

3.2.3.

Meetings.  The JSC shall hold meetings on a [*] basis during the term of this Agreement for so long as the JSC exists, unless the Parties mutually agree to a different frequency for such meetings.  Either Party may also call a special meeting of the JSC in the event such

Exhibit 10.1

Privileged & Confidential

Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting and, reasonably in advance of such special meeting, such Party shall provide the JSC with materials adequate to enable an informed discussion.  Reasonably in advance of each JSC meeting, the Alliance Managers (or their designees), on an alternating basis, shall prepare and circulate an agenda for such meeting; provided, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JSC may meet in person, by videoconference or by teleconference.  No action taken at a JSC meeting shall be effective unless at least one (1) representative of each Party is present or participating in such meeting.  The Alliance Managers (or their designees), on an alternating basis, shall be responsible for preparing reasonably detailed written minutes of each JSC meeting and shall send draft meeting minutes to each representative of the JSC for review.  The Parties shall agree on meeting minutes promptly, but in any event [*] following receipt thereof; provided that, if the Parties cannot agree as to the content of the meeting minutes by such timeframe, such minutes shall be finalized to reflect any areas of disagreement.  Each Party may invite, in addition to its JSC representatives, any number of employees (including employees of Affiliates) and, with the prior written consent of the other Party, not to be unreasonably withheld, any number of Third Parties, to attend JSC meetings as non-voting participants, provided that, prior to attending such meetings, such Third Party participants shall be bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement.

3.2.4.

Decision Making and Escalation.  The JSC shall strive to seek consensus in its actions and decision-making process, and all decisions by the JSC shall be made by unanimous agreement, with each Party’s representatives having collectively one (1) vote in all decisions.  If the Parties’ representatives on the JSC, after reasonable discussion and good faith consideration of each Party’s opinions, cannot reach agreement on a matter within the JSC’s responsibilities [*] after the JSC has met and attempted to agree on such matter (or such other period as the Parties may agree upon in writing), then such disagreement shall be referred to the Parties’ respective Executive Officers for resolution.  Any final decision that the Executive Officers mutually agree to in writing shall be conclusive and binding on the Parties.  [*].

3.2.5.

Limitations of JSC Authority.  Notwithstanding the foregoing, neither the JSC nor the Party with final decision-making authority as set forth in Section 3.2.4 shall have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with this Agreement; (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) obligate either Party to violate Applicable Laws or incur any material liabilities or payment obligations.

3.2.6.

Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the Parties mutually agreeing to disband the JSC, but in any event the JSC shall be automatically disbanded effective upon the expiration or termination of this Agreement.  Once the JSC is disbanded, it shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be responsible for the exchange of information under this Agreement and the decisions of the JSC shall be decisions as between the Parties (but, with final decision-making authority to

Exhibit 10.1

Privileged & Confidential

continue to be in accordance with Section 3.2.4), subject to the other terms and conditions of this Agreement.
4.	Transfer OF LICENSED KNOW-How, DEVELOPMENT and COMMERCIALIZATION
4.1.	Transfer of Licensed Know-How
4.1.1.

Initial Transfer.  Promptly following the Effective Date and in any event no later than [*] thereafter, the LICENSOR shall, and shall use diligent efforts to cause any contractors to, transfer to IMMEDICA the Licensed Know-How listed in Schedule 4.1.1.

4.1.2.

Ongoing Transfer.  Without limiting Section 4.1.1, if from time to time during the term of this Agreement, either LICENSOR or IMMEDICA identifies a particular item of Licensed Know-How that, in its good faith, opinion considers would be necessary or useful for the Development or Commercialization of the Product in the Field in the Territory, then the LICENSOR shall, and shall use diligent efforts to cause any contractors, to promptly transfer to IMMEDICA all such Licensed Know-How to the extent that it has not previously been provided to IMMEDICA hereunder.

4.1.3.

Cooperation.  The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 4.1.   Without limiting the foregoing, the LICENSOR shall provide all such items in electronic form to the extent the same exists in electronic form and shall provide copies and an opportunity to inspect (and copy) original versions for all other materials comprising such Licensed Know-How (including for example, original patient report forms and other original source data).  It is understood all Licensed Know-How shall be made available to IMMEDICA in the language in which it was created together with all existing translations and summaries thereof.  Upon request by IMMEDICA, the LICENSOR shall, and shall use diligent efforts to cause any contractors to, reasonably cooperate with and assist IMMEDICA as may be necessary or desirable in order to allow IMMEDICA to understand the Licensed Know-How and to utilize the Licensed Know-How for the purposes contemplated in this Agreement.

4.2.	Development.
4.2.1.

The LICENSOR shall be solely responsible for the performance of, and all costs relating to, the Phase III Clinical Trial.  Any further development of the Product within the Territory shall be the subject to Sections 4.2.2, 4.2.3 and 4.2.4.  All data arising from the Phase III Clinical Trial, together with all other data and information requested by any Regulatory Authority, shall, promptly after first becoming available to the LICENSOR or promptly on such request, as applicable, be provided to IMMEDICA.  In addition, the LICENSOR shall, promptly upon filing, provide a complete and accurate copy of all material Regulatory Filings submitted to the US Food and Drug Administration for review by IMMEDICA.  Subject to the foregoing, IMMEDICA shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop the Product in the Field in the Territory, including conducting any postmarketing commitments (PMCs) for the Product in the Field in the Territory.  In connection with its efforts to Develop the Product, and subject to the provision of the data and information by the LICENSOR set out in this Section, IMMEDICA shall bear all responsibility and expense

Exhibit 10.1

Privileged & Confidential

for filing Regulatory Filings in the Territory in IMMEDICA’s name and obtaining Regulatory Approval for the Product in the Territory.  IMMEDICA will undertake such activities at its sole expense and shall provide to LICENSOR reports regarding IMMEDICA’s progress within [*] following the expiration of each Calendar Year.

4.2.2.

The Parties acknowledge that in the Paediatric Investigation Plan (PIP) submitted by LICENSOR in the Territory, the PIP Trial will need to be conducted to obtain the benefit of the approval, and such trial will be the responsibility of the LICENSOR provided always that IMMEDICA shall reimburse LICENSOR for [*] of the out-of-pocket external costs reasonably and actually incurred by the LICENSOR, solely and directly in relation to the conduct of the PIP Trial up to [*].  Such costs shall be payable in U.S. Dollars upon receipt by IMMEDICA of reasonable written evidence of such external costs, in accordance with Section 6.

4.2.3.

Development by IMMEDICA outside the Arginase 1 Deficiency field.  IMMEDICA shall not, and shall not assist, enable or authorize any Affiliate, Sublicensee or Third Party to, undertake any Development of the Product outside the use of the Product for Arginase 1 Deficiency without the prior written consent of the LICENSOR.  Any protocol for such Development outside the field of Arginase 1 Deficiency shall be subject to the prior written approval of the LICENSOR.

4.2.4.

Development by LICENSOR inside the Territory.  Save as provided for in Sections 4.2.1 and 4.2.2 and subject to Section 2.3, the LICENSOR shall not, and shall not assist, enable or authorize any Affiliate, Sublicensee or Third Party to undertake any Development of the Product within the Territory for Arginase 1 Deficiency without the prior written consent of IMMEDICA.  Any protocol for such Development within the Territory shall be subject to the prior written approval of IMMEDICA.

4.2.5.

LICENSOR will use Commercially Reasonable Efforts to, at its own cost (other than as provided in Section 4.2.2 above), continue the on-going Phase III Clinical Trial in the manner outlined within the Protocol and the PIP Trial.  LICENSOR shall provide to IMMEDICA (i) written updates [*] on the progress of each of the Clinical Studies being performed which relate to the Product and any data that the LICENSOR has received relating thereto, and (ii) detailed [*] reports regarding LICENSOR’s progress and all arising Intellectual Property Rights and Know-How (including all data and results) within [*] following the expiration of each Calendar Year, as applicable.  In addition to such reporting, the LICENSOR shall promptly provide a copy of each clinical study report it receives in respect of any Clinical Studies relating to a Product for IMMEDICA’s review.

4.2.6.

The Parties shall each ensure that they comply with all Applicable Laws with respect to the performance of their obligations hereunder and in the performance of all Clinical Studies relating to the Product.

4.3.	Commercialization. IMMEDICA shall be solely responsible for the Commercialization of the Product in the Territory. IMMEDICA will undertake such activities at its sole expense.
4.3.1.	Marketing Plan. IMMEDICA will prepare an [*] updated marketing plan (“Marketing Plan”) according to IMMEDICA’s marketing planning process, [*].

Exhibit 10.1

Privileged & Confidential

4.3.2.

Review and Comment on Marketing Plan.  IMMEDICA will submit the final draft of the initial and updated Marketing Plan to LICENSOR for review and comment.  LICENSOR will have [*] to provide comments on such draft to IMMEDICA, and IMMEDICA will reasonably consider such comments prior to finalization and implementation of such plan.  LICENSOR shall review the Marketing Plan to ensure that there is no conflict with LICENSOR’s global commercialization strategy.

4.3.3.

Diligence Obligations.  IMMEDICA shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize the Product in the Territory, including using Commercially Reasonable Efforts to perform the activities set forth under each Marketing Plan.  All efforts of IMMEDICA’s Affiliates and Sublicensees will be considered efforts of IMMEDICA for the purpose of determining IMMEDICA’s compliance with its obligations under this Section 4.3.3.

4.3.4.

Shipment and Policing of Product Outside the Territory.  IMMEDICA may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory.  If IMMEDICA becomes aware that any customer of the Product in the Territory (including a distributor, wholesaler or health group) is reselling or distributing any quantities of the Product acquired from IMMEDICA outside the Territory, then IMMEDICA shall notify LICENSOR in writing and IMMEDICA shall immediately cease any further sale of the Product to such customer.  If IMMEDICA receives any order from a prospective purchaser located outside the Territory, IMMEDICA shall not accept any such orders.  LICENSEE shall implement a system to track and report on inventory levels of the Product to ensure the Product is properly distributed and managed in the Territory.

4.3.5.

Shipment and Policing of Product Inside the Territory.  Except with respect to sales of the Product by LICENSOR to IMMEDICA under this Agreement, the LICENSOR may not deliver or tender (or cause to be delivered or tendered) any Product inside the Territory.  If the LICENSOR becomes aware that any customer of the Product outside of the Territory (including a distributor, wholesaler or health group) is reselling or distributing any quantities of the Product inside the Territory, then the LICENSOR shall notify IMMEDICA in writing and the LICENSOR shall immediately cease any further sale of the Product to such customer.  If the LICENSOR receives any order from a prospective purchaser located inside the Territory, the LICENSOR shall not accept any such orders.

4.3.6.

Labeling and Artwork.  The LICENSOR shall not amend the labeling of the Product for Commercialization in the Territory without IMMEDICA’s prior written approval.  In the event that IMMEDICA proposes changes to the labeling of the Product, it shall provide LICENSOR with copies of any labeling and proposed changes to the labeling of the Product for LICENSOR’s review and comment; LICENSOR will have [*] to provide comments on such proposed changes to IMMEDICA, and IMMEDICA will reasonably consider such comments prior to effecting such change.  The actual cost of implementing such change will be at IMMEDICA’s sole cost and expense, including any materials made obsolete by IMMEDICA’s changes to the artwork, unless such change was requested by the LICENSOR, in which case such cost and expense shall be at the LICENSOR’s sole cost and expense.  All labeling, artwork, and proposed changes thereto shall at all times comply with Applicable Laws.

5.REGULATORY MATTERS

Exhibit 10.1

Privileged & Confidential

5.1.	Marketing Authorization Holder. Subject to IMMEDICA’s obligations upon termination pursuant to Section 15.6, IMMEDICA shall be the holder and owner of all Regulatory Approvals in the Territory.
5.2.

Maintenance of Marketing Authorizations.  With respect to the Product, IMMEDICA agrees, at its sole cost and expense, to prepare, file and maintain such Regulatory Approvals throughout the term of this Agreement including obtaining any variations or renewals thereof.

5.3.

Interaction with Regulatory Authorities.  After the Effective Date, each Party shall provide to the other Party a copy of any material correspondence or materials that it receives from a Regulatory Authority regarding the Product, in respect of IMMEDICA, in the Territory and, in respect of LICENSOR, outside of the Territory.  If such correspondence received by IMMEDICA is not in English, then such copy will include a summary in English of all material matters addressed thereby.  IMMEDICA shall provide reasonable advance written notice to LICENSOR of all material meetings, conferences, or calls with Regulatory Authorities concerning the Product, and LICENSOR shall be permitted to have appropriate representatives attend all such meetings, conferences, or calls.  With respect to the Product, IMMEDICA shall provide LICENSOR with copies of any materials relating to any material regulatory matter and, when reasonably practicable, shall provide copies of any documents to be presented to any Regulatory Authority in respect of such matters prior to their presentation thereto.  The materials provided under this Section 5 with respect to material interactions with any Regulatory Authority will be forwarded to the other Party promptly after receipt.

5.4.

Right of Reference.  Subject to the terms and conditions set forth in this Agreement, (i) LICENSOR hereby grants to IMMEDICA a fully paid, exclusive right and license to reference any Regulatory Approvals Controlled by LICENSOR for Product outside the Territory for the purpose of obtaining Regulatory Approval of the Product in one or more countries in the Territory, and (ii) IMMEDICA hereby grants to LICENSOR and its Sublicensees a fully paid, exclusive right and license to reference any Regulatory Approvals Controlled by IMMEDICA for Product inside the Territory for the purpose of obtaining Regulatory Approval of the Product in one or more countries outside the Territory.

5.5.

Pharmacovigilance Within [*] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement pursuant to which the Parties will mutually exchange adverse events or other safety data within and outside of the Territory as required for each Party to fulfill the relevant requirements in accordance with Applicable Law.

6.PAYMENT TERMS

6.1.	Payment Terms.
6.1.1.	Upfront Payment. IMMEDICA shall pay to LICENSOR an upfront payment as set forth in Schedule B within [*] of the Effective Date, subject to the receipt of the applicable invoice from the LICENSOR.
6.1.2.

Milestone Payments.  IMMEDICA shall notify LICENSOR [*] upon achievement of each Milestone.  IMMEDICA shall pay to LICENSOR each applicable milestone payment set forth in Schedule B (each, a “Milestone Payment”) within [*] after such Milestone is achieved, subject to the receipt of the applicable invoice from the LICENSOR.

Exhibit 10.1

Privileged & Confidential

6.1.3.

Royalty Payments.  On a country-by-country basis, from the date of First Commercial Sale in such country in the Territory, and for the remainder of the term of this Agreement, IMMEDICA shall pay to LICENSOR the royalties set forth in Schedule B (collectively, “Royalties”) within [*] following the expiration of each Calendar Quarter.  All payments shall be accompanied by a report that includes reasonably detailed information regarding a total quarterly sales calculation in U.S. Dollars of Net Sales of Product (including all Deductions) and all Royalties payable to LICENSOR for the applicable Calendar Quarter (including any foreign exchange rates employed).  In addition, within [*] after the end of each Calendar Quarter, IMMEDICA shall provide to LICENSOR a good faith estimate of its expected Royalties to be paid for such Calendar Quarter, provided that LICENSOR acknowledges that such estimate is just a preliminary estimate and is non-binding and subject to change.

6.1.4.	Other Payments. IMMEDICA shall pay to LICENSOR any other amounts due under this Agreement within [*] following receipt of invoice, subject to the receipt of the applicable invoice from the LICENSOR.
6.1.5.	Late Payments. Any late payments shall bear interest, to the extent permitted by law, at [*] above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.
6.2.	Payment Method.
6.2.1.

For the purpose of calculating any sales milestone payment threshold expressed in Euro, any payments that are received by IMMEDICA in currencies other than Euro (€) shall be converted into Euro (€) at the average (mean) daily closing prevailing foreign exchange rate published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) during the applicable Calendar Quarter in which such amounts were received, or for periods less than a Calendar Quarter, the average (mean) prevailing foreign exchange rate published in the Wall Street Journal during such period.

6.2.2.

All payments from IMMEDICA to LICENSOR shall be made in U.S. Dollars ($).  For the purpose of calculating royalties and milestone payments not expressed in U.S. Dollars, Net Sales and milestone amounts shall be converted into U.S. Dollars at the average (mean) daily closing prevailing foreign exchange rate published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) during the applicable Calendar Quarter in which such royalty or milestone amount is payable.  Each such payment shall be made by wire transfer to the credit of such bank account as may be designated by LICENSOR in writing to IMMEDICA.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

6.3.	Taxes.
6.3.1.

It is understood and agreed between the Parties that any amounts payable by IMMEDICA to LICENSOR hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties or fees (collectively, “Taxes”).  IMMEDICA shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit.  Each Party will be responsible for their own income and property taxes.

Exhibit 10.1

Privileged & Confidential

6.3.2.

If IMMEDICA is required to make a payment to LICENSOR subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”), then to the extent such amounts are deducted, withheld and paid by or on behalf of IMMEDICA to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the LICENSOR.  IMMEDICA shall provide the LICENSOR with official receipts issued by the appropriate governmental agency to IMMEDICA.

6.3.3.

The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN or Form 6166 and any other documentation required to prove treaty eligibility (which may vary depending on the applicable country), reasonably requested by the other Party in connection with any payment made by IMMEDICA to LICENSOR under this Agreement.

7.MANUFACTURE AND SUPPLY

7.1.

Purchase and Sale of Product.  During the term of this Agreement and in accordance with the terms and conditions set forth herein, (a) the LICENSOR shall Manufacture, sell and deliver to IMMEDICA Unlabeled Product; and (b) during the [*] after the Effective Date, IMMEDICA shall order, purchase, and take delivery of [*] of IMMEDICA’s total commercial requirements for Unlabeled Product in the Territory exclusively from the LICENSOR.  After the [*] of the Effective Date, IMMEDICA will purchase [*] of its total commercial requirements for Unlabeled Product in the Territory exclusively from the LICENSOR.  For the avoidance of doubt, other than the packaging, labeling and serialization of the Product, the foregoing does not operate to grant any license to IMMEDICA to Manufacture or have Manufactured the Product for so long as such Manufaturing would infringe any Valid Claim of any of the Licensed Patents.

7.2.	Manufacturing Standards and Practices.
7.2.1.

The LICENSOR shall Manufacture the Unlabeled Product for IMMEDICA at the Facility in accordance with the Specifications, GMP, all Applicable Laws, the Quality Agreement and the terms and conditions of this Agreement.  In the event that LICENSOR changes any Facility in a way that would impact the Regulatory Approval for the Product in the Territory (including any change that would require a variation of the Regulatory Approval) it shall not do so without prior consultation with IMMEDICA and shall ensure that there is a sufficient period to allow any variation or amendment to a Regulatory Approval to be filed and approved before such change is implemented.  Any costs, fees or expenses incurred by or on behalf of IMMEDICA as a result of such change in Facility which, in the aggregate, exceed [*] shall be promptly reimbursed by the LICENSOR.

7.2.2.

IMMEDICA shall have the right, at its sole expense, to audit the LICENSOR and to join with LICENSOR during its annual audit for the audit of LICENSOR’s suppliers and subcontractors for compliance with Applicable Laws, GMP and the terms of the Quality Agreement on reasonable prior written notice during normal business hours and not more than [*] in each Calendar Year.  In the case of a for-cause audit or an audit required by Applicable Law, subject to reasonable confidentiality obligations, IMMEDICA shall be entitled to audit the suppliers and subcontractors independently.  The LICENSOR shall co-operate in good faith in scheduling, attending at and assisting in all IMMEDICA audits.  To assist in such scheduling arrangements, the LICENSOR shall notify IMMEDICA at [*] in advance in the event that the LICENSOR intends to conduct any audit at any suppliers or subcontractors and, if so desired by IMMEDICA, the LICENSOR shall use its

Exhibit 10.1

Privileged & Confidential

reasonable efforts to allow IMMEDICA to attend and fully participate in such audit.  In the event that IMMEDICA audits a LICENSOR supplier or subcontractor, the LICENSOR has the right to be on site during the audit and act as an observer between IMMEDICA and such supplier or subcontractor.  The LICENSOR may charge its reasonable costs and expenses for such attendance if such audit takes place more than once per year, unless IMMEDICA identifies a material defect in the LICENSOR’s or any subcontractor’s or supplier’s performance of its obligations under this Agreement, justifying an audit.  If IMMEDICA or its representatives notify the LICENSOR of any defects in the LICENSOR’s or any subcontractor’s or supplier’s performance of its obligations under this Agreement, including non-compliance with any Applicable Laws, the LICENSOR shall be responsible for the costs associated with the attendance of such audit and the LICENSOR shall correct the defects as soon as practicable at the LICENSOR’s expense and shall provide such evidence as IMMEDICA may reasonably request that such defects have been remedied.

7.2.3.

The LICENSOR shall provide IMMEDICA with certificates of analysis for all Unlabeled Product supplied hereunder based upon a reference standard established by the LICENSOR and reasonably acceptable to IMMEDICA.

7.2.4.

Upon the reasonable request of IMMEDICA following the release and shipment of any Unlabeled Product supplied under this Agreement, the LICENSOR shall provide IMMEDICA with such information, including analytical and manufacturing documentation, batch records for Unlabeled Product and stability data, in each case requested by IMMEDICA regarding quality control of such Unlabeled Product.  Without limiting the foregoing obligations, IMMEDICA acknowledges and agrees that IMMEDICA is responsible for the final disposition and release of Product in the Territory.

7.2.5.	All information disclosed or obtained pursuant to this Section 7.2 shall constitute Confidential Information of the LICENSOR.
7.3.

Quality Assurance.  Within [*] of the Effective Date, the Parties shall enter into a quality assurance agreement for the Unlabeled Product (the “Quality Agreement”).  The Quality Agreement shall address the standard quality terms of supply and relevant other terms, including, terms relating to specifications, product warranties, quality testing, storage, shipment, labelling, quality controls and regulatory matters.

7.4.

Materials.  Unless otherwise agreed to in writing by the Parties, the LICENSOR shall be responsible at its expense for obtaining all Materials in reasonable quantities consistent with the LICENSOR’s supply obligations under the then-current purchase order, on timelines that enable the LICENSOR to meet its delivery and supply obligations under all applicable purchase orders and this Agreement, taking into account the forecast demand for Unlabeled Product as reflected in the most recent Forecast.

7.5.

Handling and Storage.  The LICENSOR shall handle and store the Unlabeled Product pursuant to GMP and otherwise in a commercially reasonable manner and in accordance with, as applicable (a) the Specifications, (b) Applicable Laws and GMP, (c) the terms of the Quality Agreement, and (d) such other practices and procedures mutually agreed upon in writing between the LICENSOR by IMMEDICA.

Exhibit 10.1

Privileged & Confidential

7.6.	Packaging and Labeling. IMMEDICA shall be solely responsible for packaging and labeling the Unlabeled Product for sale and distribution in the Territory.
7.7.	Forecasts and Orders.
7.7.1.

Not less than [*] prior to the first day of each Calendar Quarter (commencing with the first Calendar Quarter in which IMMEDICA orders Unlabeled Product from the LICENSOR hereunder), IMMEDICA shall prepare and provide the LICENSOR with a written forecast of its good faith estimated requirements for Unlabeled Product for each of the [*] (each a “Forecast”).  IMMEDICA shall not increase or decrease the quantity estimated for [*].  The quantities estimated for all subsequent quarterly periods of each Forecast shall be non-binding, and for planning purposes only.  [*]  IMMEDICA shall, in good faith, seek to limit its orders such that in any calendar year, it submits its entire year’s demand across [*] purchase orders.

7.7.2.	IMMEDICA shall be required to purchase, and the LICENSOR shall be required to supply, [*] of the quantity of Unlabeled Product forecast in the [*] of each Forecast.
7.7.3.

The LICENSOR shall be required to supply the quantity of Unlabeled Product ordered by IMMEDICA under this Section 7.7 in any Calendar Quarter up to the quantity forecasted for the [*] of the most recent Forecast.  If IMMEDICA’s orders in any Calendar Quarter exceeds the quantity forecasted for the [*] of the most recent Forecast, the LICENSOR shall use Commercially Reasonable Efforts to supply such excess.  The LICENSOR shall use Commercially Reasonable Efforts to meet IMMEDICA’s delivery requirements specified in accordance with Section 7.7.4.  In the event of a shortfall, the LICENSOR shall promptly inform IMMEDICA and use Commercially Reasonable Efforts to apportion Unlabeled Product among IMMEDICA, the LICENSOR, and its other customers on a [*] according to their respective forecasts for the relevant period, provided always that such forecasts were proposed in good faith.

7.7.4.

IMMEDICA shall make all purchases under this Section 7.7 by submitting firm purchase orders to the LICENSOR.  Each such purchase order shall be in writing in a form reasonably acceptable to the LICENSOR, and shall specify the quantity of Unlabeled Product ordered, the place of delivery and the required delivery date therefor, which shall [*] after the date of such purchase order.  In addition, IMMEDICA will specify the extent to which any Unlabeled Product should be supplied at a [*], in order to extend the shelf-life of the Product to [*] (the “[*]”).  In the event that any [*] is ordered, it shall be prioritized by the LICENSOR such that the first order the LICENSOR delivers after a new manufacturing run has been completed shall be the [*] ordered by IMMEDICA.  Upon receipt of a purchase order reflecting the requirements of this Section 7.7.4 by the LICENSOR, such purchase order shall be binding on both Parties.  Notwithstanding the foregoing, if IMMEDICA places an order for delivery of Unlabeled Product and the requested delivery date is [*] after the last manufacturing run has been completed by the LICENSOR, then the LICENSOR may notify IMMEDICA in writing that such Unlabeled Product may not be able to comply with the minimum shelf-life requirements set out in Section 7.9.1, and what the remaining shelf-life of such Unlabeled Product would be (“Short-Dated Product”).  In such circumstances, if IMMEDICA chooses to proceed with such order, it shall not be a breach of Section 7.9.1 if the Unlabeled Product delivered by LICENSOR to IMMEDICA does not have the minimum shelf-life requirements, provided it has the remaining shelf-life advised by the LICENSOR at the time that IMMEIDCA

Exhibit 10.1

Privileged & Confidential

chooses to proceed with the order.  If IMMEDICA chooses not to proceed with such order, then such purchase order shall automatically be cancelled and shall not be binding on the Parties.  No additional terms of any such purchase order shall be binding on the LICENSOR and are expressly rejected hereby.  In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.  IMMEDICA shall, in good faith, coordinate with LICENSOR to minimize placing orders with a requested delivery date after the first [*] of the manufacturing run.

7.8.	Delivery and Acceptance.
7.8.1.

All Product supplied under this Agreement shall be shipped [*] (Incoterms 2020) to the destination port designated by IMMEDICA in its purchase order, which shall be in the Territory.  Any change in the location of delivery shall require the consent of both Parties, such consent not to be unreasonably withheld or delayed.  Title to the Unlabeled Product purchased by IMMEDICA hereunder shall pass to IMMEDICA upon delivery at the destination port.  IMMEDICA shall be responsible for import duties, import clearance and acting as the importer for such Unlabeled Product.

7.8.2.

The LICENSOR shall insure the Unlabeled Products during transit.  The LICENSOR and IMMEDICA shall cooperate to ensure all import clearances and other taxes, duties and formalities are paid and in place prior to delivery.

7.8.3.

If the LICENSOR, at any time during the Manufacturing process, becomes aware that for any reason the LICENSOR will not be able to deliver to IMMEDICA the agreed quantity of conforming Product on the agreed delivery date in accordance with the terms of any purchase order or this Agreement (a “Delay”), or any Delay is likely to occur (an “Anticipated Delay”), then the LICENSOR shall use its commercially reasonable efforts to minimize, cure or overcome such Delay and/or Anticipated Delay as soon as reasonably possible.  Promptly upon the LICENSOR first becoming aware of any Delay or Anticipated Delay, it shall notify the JSC and the IMMEDICA Alliance Manager of such fact in writing.  The JSC shall convene a meeting as soon as reasonably possible following such notice, to consider what steps should be taken to avoid or mitigate such Delay and/or Anticipated Delay and to develop a plan to avoid any Delay occurring, in the event of an Anticipated Delay, to mitigate the effects of any Delay and how to prevent any Delay and/or Anticipated Delay from occurring in the future, including the appointment of a Third Party Manufacturer or the allocation of more capacity to the Manufacture of Products for IMMEDICA.  In the event that a Third Party Manufacturer is appointed, the costs of the associated technology transfer shall be borne solely by the LICENSOR and shall be subject to the agreement of a high-level plan for the full and complete transfer of the relevant manufacturing Know-How and technology to such Third Party Manufacturer.  In the event of an issue at the Facility, or a supply shortage of the Product affecting IMMEDICA and/or the LICENSOR, its Affiliates and other licensees and Sublicensees, then the LICENSOR shall ensure that IMMEDICA receives a fair and reasonable pro rata share of any Product based on the quantities of Product included in purchase orders placed in the last Calendar Year before such Facility issue or supply shortage occurred.

7.9.	Defective Product

Exhibit 10.1

Privileged & Confidential

7.9.1.

If a shipment of Unlabeled Product or any portion thereof is not in conformance with the Specifications, Applicable Law, GMP, the terms of the Quality Agreement or does not, subject to Section 7.7.4, have a remaining shelf-life of at least [*], when received by IMMEDICA, (“Defective Product”) then IMMEDICA shall have the right to reject such shipment of Unlabeled Product if the entire shipment is nonconforming, or the portion thereof that fails to so conform, as the case may be.  IMMEDICA shall give written notice to the LICENSOR of its rejection hereunder, within [*] after IMMEDICA’s physical receipt of such shipment in premises controlled by IMMEDICA, specifying the grounds for such rejection.  Notwithstanding the foregoing, and solely until the expiration of the shelf-life for the applicable Product, in the event of any Defective Product which was not obvious on receipt of such shipment, IMMEDICA shall have [*] after becoming aware of such Defective Product to notify the LICENSOR.

7.9.2.

IMMEDICA’s grounds for rejection shall be conclusive unless the LICENSOR notifies IMMEDICA, within [*] of receipt by the LICENSOR of the notice of rejection, that it disagrees with such grounds.  In the event of such a notice by the LICENSOR, representative samples of the Defective Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the Party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the applicable Product should be rejected.

7.9.3.

In the event of any Defective Product, at IMMEDICA’s sole discretion, the LICENSOR shall either: (i) use its Commercially Reasonable Efforts to replace such Defective Product, as soon as possible, and in any event within [*] after receipt of notice of rejection thereof, or (ii) refund the Price of such Defective Product, together with any associated administrative, handling and transportation costs.

7.9.4.

In the event that, from time to time, any Short-Dated Product delivered to IMMEDICA is not sold at the time that Unlabeled Product with a reminaing shelf-life that complies with Section 7.9.1 becomes available for delivery to IMMEDICA, and in any event if such Short-Dated Product expires whilst in IMMEDICA’s or its Affiliates or their respective distributors or Sublicensees’ possession (“Expired Product”), then IMMEDICA shall notify the LICENSOR of such Expired Product quantity.  IMMEDICA shall then be entitled to offset the value of such Expired Product, calculated by multiplying the number of vials of Expired Product against the applicable Price paid per such vial, against any future payments owed to the LICENSOR under this Agreement.

7.9.5.	SUBJECT TO SECTIONS 7.10 AND 13 THE LICENSOR’s LIABILITY TO IMMEDICA, AND IMMEDICA’S REMEDY, FOR BREACH OF THIS SECTION 7.9 SHALL BE LIMITED TO THE REMEDY SET FORTH IN SECTIONS 7.9.3 AND 7.9.4.
7.10.	Product Recall
7.10.1.

If either Party becomes aware of information about distributed Product indicating that it may be non-conforming with respect to the Specifications, Applicable Law, GMP, or the terms of the Quality Agreement, or that there is potential adulteration, misbranding and/or any potential issues regarding safety or effectiveness with respect to the Product, it shall promptly serve written notice to that effect on the other Party.  If such issue relates to a Defective Product that was a Defective Product at the time of delivery of the Product, the

Exhibit 10.1

Privileged & Confidential

LICENSOR shall initiate an investigation and assessment of such circumstances and shall provide IMMEDICA a written report of its findings and any proposed course of action to remedy such issue.
7.10.2.

In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) IMMEDICA reasonably determines that Product should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.  In the event the LICENSOR reasonably determines that Product should be recalled, the LICENSOR shall provide notice to IMMEDICA including all relevant information that supports such determination.  Upon receipt of any such notice, IMMEDICA shall promptly initiate a Product recall.  IMMEDICA will have the responsibility for all communications with Regulatory Authorities in the Territory and customers regarding any recall of Product in the Field.  The LICENSOR will give IMMEDICA any assistance that IMMEDICA may reasonably request to handle any recall.

7.10.3.

In the event that such recall results from a Defective Product that was a Defective Product at the time of delivery of the Product, including the breach of the LICENSOR’s express warranties under Section 7.12, or the LICENSOR’s negligence, recklessness or willful misconduct (a “LICENSOR Caused Recall”), the LICENSOR shall, at IMMEDICA’s option, promptly replace the quantity of Products that were recalled at no cost to IMMEDICA, or reimburse IMMEDICA for the cost of the Products that were recalled (including all labeling and packaging costs, administrative and handling costs and transportation costs).  In the event that IMMEDICA elects to have the recalled Product replaced, the LICENSOR shall use Commercially Reasonable Efforts to replace such Product as soon as possible.  In the event that IMMEDICA elects to be reimbursed for the cost of the recalled Products, the LICENSOR shall reimburse IMMEDICA within [*] of receipt of request from IMMEDICA for reimbursement.  In addition, the LICENSOR agrees that it shall be responsible for the expenses of any recall.  For purposes of this Agreement, the expenses of the recall shall include the expenses of notification, and destruction or return of the recalled Product, and any costs associated with the distribution of the replacement Product.  In the event that the recall was not a LICENSOR Caused Recall, then to the extent such recall affects Products in the Territory in the Field, the LICENSOR shall not be responsible for the expenses of the recall or for replacing or reimbursing the relevant Products.

7.11.	Payment of Supply
7.11.1.

Transfer Price.  IMMEDICA shall pay to the LICENSOR a transfer price for the Product equal to [*] per vial of Unlabeled Product (where such vial contains [*] of pegzilarginase) received by IMMEDICA (the “Price”).  The Parties acknowledge that other vial sizes will be necessary or useful to maximize sales in the Territory, and that the Parties shall discuss and agree in good faith what other vial sizes shall be supplied to IMMEDICA.  [*]  From the [*] of the Effective Date onwards, the Price may, upon no less than [*] prior written notice, be increased [*] per calendar year, to equal the greater of: (i) [*] per vial of Unlabeled Product or (ii) [*]

7.11.2.	Invoicing; Payment. The LICENSOR shall submit an invoice to IMMEDICA upon delivery of the applicable Unlabeled Product. All invoices will be sent to the address

Exhibit 10.1

Privileged & Confidential

specified in this Agreement.  Invoices will be due and payable within [*] of the date of receipt of such invoice.  All payments of the Price by IMMEDICA to the LICENSOR hereunder shall be in United States dollars in immediately available funds (or funds that will be available on or prior to the date such payment is due) and shall be made by wire transfer to such bank account as designated from time to time by the LICENSOR to IMMEDICA.

7.12.	Supply Specific Representations and Warranties
7.12.1.

Services.  The LICENSOR represents, warrants and covenants that: (a) it shall perform all Services in a professional manner, with due care and in accordance with industry standards; and (b) it shall perform the Services in accordance with: (i) Applicable Laws; (ii) current Good Laboratory Practices, GMP and ICH Guidelines, (iii) the terms and conditions of this Agreement; and (iv) IMMEDICA’s written instructions consistent with the foregoing.  The LICENSOR acknowledges that time is of the essence with respect to performance of the Services for IMMEDICA.

7.12.2.

Product Warranties. The LICENSOR warrants and covenants that all Unlabeled Product delivered to IMMEDICA pursuant to this Agreement shall conform with the Specifications and the certificate of analysis, shall be free from defects in manufacturing, handling, material and workmanship, and shall be manufactured in accordance with GMP and in compliance with Applicable Laws.

8.Records; AUDIT RIGHTS; INSPECTIONS

8.1.	Records.
8.1.1.

IMMEDICA’s Records.  IMMEDICA shall maintain accurate financial books and records pertaining to IMMEDICA’s sale of the Product, including any and all calculations of the applicable Fees (collectively, “Relevant Records”).  IMMEDICA shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [*] following the end of the Calendar Year to which such books and records pertain.

8.1.2.

The LICENSOR’s Records.  The LICENSOR shall maintain, at its own cost, complete and accurate records related to the performance of the obligations under this Agreement, including in relation to all Services and Clinical Studies (the “LICENSOR Records”).  Such LICENSOR Records shall be disclosed and submitted to IMMEDICA upon the written request of IMMEDICA.  The LICENSOR shall retain the LICENSOR Records, together with samples representing each batch of the Product delivered to IMMEDICA under this Agreement for at least [*] for Records and [*] after expiration of shelf-life for samples in each case from the shipment of the relevant batch of Product to IMMEDICA or such longer period as required by Applicable Laws.  The Parties agree that [*] prior to the expiration of such period with respect to any LICENSOR Records held in storage by the LICENSOR, the LICENSOR shall notify IMMEDICA of such upcoming expiration with respect to such LICENSOR Records.  Within [*] after receiving the LICENSOR’s notice, IMMEDICA shall respond thereto and instruct the LICENSOR whether to transfer the applicable LICENSOR Records to IMMEDICA or to destroy such LICENSOR Records.

8.2.	Audit Rights.

Exhibit 10.1

Privileged & Confidential

8.2.1.

Audit Request.  LICENSOR shall have the right during the term and for [*] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to IMMEDICA to examine the Relevant Records from time-to-time, but no more frequently than [*], as may be necessary to verify compliance with the terms of this Agreement.  Such audit shall be requested in writing at [*] in advance, and shall be conducted during IMMEDICA’s normal business hours and otherwise in manner that minimizes any interference to IMMEDICA’s business operations.  Such audits may not (i) be conducted for any Calendar Year ending more than [*] prior to the date of such request, (ii) be conducted more than [*] in any Calendar Year or (iii) be [*] for any Calendar Quarter.

8.2.2.

Audit Fees and Expenses.  The independent accountant shall provide to IMMEDICA a preliminary copy of its audit report and shall discuss with IMMEDICA any issues or discrepancies identified, prior to submission to the LICENSOR.  LICENSOR shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment of IMMEDICA of more than [*] as to the period subject to the audit, IMMEDICA shall reimburse LICENSOR for the reasonable and documented fees and expenses charged by such accounting firm in connection with such audit.

8.2.3.

Payment of Deficiency.  If any audit establishes that IMMEDICA underpaid any amounts due to LICENSOR under this Agreement, then IMMEDICA shall pay LICENSOR any such deficiency within [*] after receipt of written notice thereof.  In the event such audit establishes that amounts were overpaid by IMMEDICA during such period, the amount of such overpayment shall be credited against future amounts owed by IMMEDICA provided always that in the event an audit is conducted within the [*] of the Term, such amount will be repaid to IMMEDICA.

8.2.4.

Confidential Financial Information.  The LICENSOR shall treat all financial information subject to review under this Section 7 as confidential and shall cause its accounting firm to retain all such financial information in confidence on terms no less restrictive than those applicable to the LICENSOR under Section 11 below.

8.3.	Inspections.
8.3.1.

Each Party shall promptly notify the other Party of any regulatory inspections that may impact the other Party’s rights or obligations under this Agreement.  The LICENSOR shall provide all reasonable co-operation to any inspection by any Regulatory Authority responsible for the approval of the Product in the Territory and shall facilitate access to the Facility and all LICENSOR Records.  Unless not permitted by such Regulatory Authority, in the event of an inspection at the LICENSOR’s premises or the Facility, to the extent that LICENSOR has obtained sufficient rights for its licensees at the applicable Facility, IMMEDICA shall have the right to have a representative present during the portion of the inspection that involves the Product.

8.3.2.

The LICENSOR shall, unless not permitted to do so by the Regulatory Authority, forward to IMMEDICA copies of any and all correspondence from and with any Regulatory Authority responsible for the approval of the Product in the Territory.  To the extent the Product is implicated in regulatory inspection findings, the LICENSOR will provide a draft of the pertinent responses to IMMEDICA for review and comment prior to submission to the relevant Regulatory Authority responsible for the approval of the Product in the

Exhibit 10.1

Privileged & Confidential

Territory; provided that the inspected entity is responsible for all responses to observations made by a Regulatory Authority and is not obligated to modify responses based upon IMMEDICA’s comments.
8.3.3.

The LICENSOR shall immediately, and in any event within [*], after the LICENSOR becomes aware notify IMMEDICA in writing of any written observation, violation or deficiency noted, by a Regulatory Authority responsible for the approval of the Product in the Territory, following an inspection which related to or which may affect the Product or activities undertaken pursuant to this Agreement.  The LICENSOR shall promptly rectify, and shall ensure that its manufacturers rectify, any such violation or deficiency at the LICENSOR’s sole cost and expense.

8.3.4.

Where any part of the Manufacturing process is undertaken by a Third Party on behalf of the LICENSOR, LICENSOR shall procure that such Third Party shall comply with the obligations set out in this Section 8.3, save that in respect of IMMEDICA’s right to have a representative present during an inspection pursuant to Section 8.3.1, LICENSOR’s obligation will be to use its reasonable efforts to allow IMMEDICA to attend such inspection.

9.INTELLECTUAL PROPERTY RIGHTS

9.1.

Pre-existing IP.  Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

9.2.

Ownership of Inventions.  Inventorship of inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws.  As between the Parties, IMMEDICA (or its Affiliate) shall solely own all inventions made solely by IMMEDICA personnel, and the LICENSOR (or its Affiliate) shall solely own all inventions made solely by personnel of the LICENSOR.  The Parties (or their respective Affiliates) shall jointly own all inventions made jointly by personnel of both IMMEDICA and the LICENSOR; provided that, subject to the rights and licenses granted under and the restrictions set forth in this Agreement, each Party may practice and exploit any such joint invention and/or any jointly owned Patent Rights, including, without limitation, in connection with its development, manufacture and/or commercialization of products, without the consent of, or a duty of accounting to, the other Party, and each Party hereby waives any right it may have under applicable law to require such consent or accounting.

9.3.

License of Developed IP.  Any Patent Rights that are conceived, developed or reduced to practice by or on behalf of IMMEDICA as a direct result of the performance of its activities under this Agreement are, to the extent they are Controlled by IMMEDICA (“Developed IP”), hereby licensed to the LICENSOR on a non-exclusive, fully paid-up basis, for the sole and limited purpose of the Development, Manufacture, and Commercialization of the Product in all territories and countries of the world other than the Territory (provided that after any termination of this Agreement, the foregoing license shall be worldwide).

9.4.

Recording of License.  If IMMEDICA considers it advisable to record IMMEDICA as a licensee or “registered user” of any of the Licensed Technology under local law, the LICENSOR shall do all such acts and sign or have signed all such documents as are reasonably proper and necessary to secure such recordation and for any changes thereof in the future.  In such event, IMMEDICA is responsible for recording this Agreement or a document reflecting this Agreement’s contents with

Exhibit 10.1

Privileged & Confidential

any applicable governmental authority and for all associated recordation fees and related costs and expenses.  Upon termination of IMMEDICA’s rights under this Agreement, the LICENSOR may at any time thereafter apply for cancellation of the record of IMMEDICA as a licensee upon written notice to IMMEDICA, and IMMEDICA consents to such cancellation.

9.5.	Patent Prosecution.
9.5.1.

Patent Prosecution and Maintenance.  Subject to IMMEDICA’s rights set forth in Section 9.5.3, the LICENSOR will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining in the Territory the Licensed Patents in LICENSOR’s name at LICENSOR’s own cost and expense.

9.5.2.	Assistance.
(a)

The LICENSOR shall consult with IMMEDICA as to the prosecution and maintenance of the Licensed Patents in the Territory reasonably prior to any deadline, submission to or action with any patent office, and shall furnish to IMMEDICA copies of all relevant drafts and documents of such Licensed Patents reasonably in advance of such consultation.  The LICENSOR shall provide to IMMEDICA copies of all patent office submissions and correspondence relevant to such Licensed Patents within a reasonable amount of time following submission or receipt thereof by the LICENSOR.  The LICENSOR shall consider in good faith any reasonable and timely comments provided by IMMEDICA in connection with the prosecution and maintenance of such Licensed Patents.

(b)

IMMEDICA will provide reasonable assistance to LICENSOR, at LICENSOR’s expense, in connection with the filing, prosecution and maintenance of such Licensed Patents, where such assistance shall include providing access to relevant persons and executing all documentation reasonably requested by LICENSOR.

(c)

As reasonably requested by LICENSOR in writing and at LICENSOR’s expense, IMMEDICA shall cooperate in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Patent Rights in the United States and Europe.

9.5.3.

Failure to Prosecute or Maintain.  In the event LICENSOR elects to forgo filing, prosecution or maintenance of any of the Licensed Patents in the Territory, LICENSOR shall promptly notify IMMEDICA of such election, but in any event at least [*] prior to any filing or payment due date, or any other due date that requires action (“Election Notice”).  Upon receipt of an Election Notice, IMMEDICA shall be entitled, upon written notice to LICENSOR, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Licensed Patent in such country in LICENSOR’s name using counsel of its own choice and at its own expense, provided that IMMEDICA shall keep the LICENSOR reasonably informed as to the material actions taken with regard to the prosecution and maintenance of such Licensed Patents in the Territory.  The LICENSOR shall cooperate with IMMEDICA to transfer the prosecution and maintenance of such Licensed Patent, together with all relevant documentation and the file wrapper, to IMMEDICA.  If requested by IMMEDICA, the LICENSOR shall procure that the

Exhibit 10.1

Privileged & Confidential

LICENSOR’s patent attorney liaises with IMMEDICA’s patent attorney to ensure a smooth and complete transfer of prosecution and maintenance obligations.

10.Infringement; misappropriation

10.1.

Notification.  Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Territory of which it becomes aware (“Third Party Infringement”).

10.2.	Infringement Action.
10.2.1.	Right of First Enforcement.
(a)

IMMEDICA shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement (each an “Enforcement Action”), after having conferred with the LICENSOR.  IMMEDICA shall give LICENSOR timely notice of any proposed settlement of any such action instituted by IMMEDICA and shall not enter into any settlement that would: (i) admit the liability of the LICENSOR or its Affiliates, or (ii) materially affect the scope of validity of any Licensed Patent without the prior written consent of the LICENSOR, which consent shall not be unreasonably withheld or delayed.

(b)

If IMMEDICA does not initiate proceedings within [*] from the date of the LICENSOR’s request that IMMEDICA initiate such proceedings, then the LICENSOR shall be entitled, but shall not be obliged, to initiate infringement proceedings or take other action it believes appropriate against such Third Party Infringement at its own expense.

10.2.2.

Assistance.  At the request and sole cost and expense of the Party controlling a Third Party Infringement, the other Party shall provide reasonable assistance in connection therewith.  If one Party brings any suit, action or proceeding under this Section 10.2, the other Party agrees to be joined as party plaintiff if reasonably necessary to prosecute the suit, action or proceeding and to give the first Party authority to file, prosecute and control the suit, action or proceeding; provided however that such non-controlling Party shall have the right, at its own expense, to be represented in any such action in which it is a party by independent counsel of its own choice.

10.2.3.

Recoveries.  Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied against payment of each Party’s costs and expenses incurred in connection therewith.  Any remaining recoveries [*].  Notwithstanding the foregoing, any recoveries resulting from an action relating to a claim of Third Party Infringement shall not be included in the calculation of any commercial milestones under Schedule B Section 1.2.

11.CONFIDENTIALITY

11.1.

Definition.  “Confidential Information” means the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party

Exhibit 10.1

Privileged & Confidential

or its Affiliates, whether disclosed in writing, orally or otherwise. The terms of this Agreement shall be considered the Confidential Information of both Parties.
11.2.

Obligations.  During the term of this Agreement, and for [*] thereafter, the receiving Party will protect all Confidential Information against unauthorized access, use or disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care.  The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, consultants, attorneys, and accountants, banks and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

11.3.	Exceptions.
11.3.1.	The obligations under this Section 11 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:
(a)

is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;
(c)	is disclosed to the receiving Party on a nonconfidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or
(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.
11.3.2.

The restrictions set forth in this Section 11 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

11.3.3.

In the event that LICENSOR wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, LICENSOR may disclose to a Third Party such Confidential Information of IMMEDICA as is strictly necessary in connection with any such proposed assignment, provided that LICENSOR shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

Exhibit 10.1

Privileged & Confidential

11.3.4.	IMMEDICA may disclose Confidential Information of the LICENSOR to the extent such disclosure is reasonably necessary in the following instances:
(a)	filing for, prosecuting or enforcing Licensed Patents in accordance with this Agreement;
(b)

in Regulatory Filings or otherwise in seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirements of Regulatory Authorities with respect to filing for, obtaining and maintaining such Regulatory Approvals);

(c)	the Development and/or Commercialization of the Product in the Territory; and
(d)

disclosing to actual or bona fide potential Sublicensees or subcontractors, or other Third Parties, in connection with the exercise of its rights under this Agreement or related activities, provided, that such Sublicensees and subcontractors are under obligations of confidentiality at least as onerous as those set out in this Agreement.

11.3.5.

Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, subcontractors, Sublicensees, Recipients, advisors and Third Parties to whom it discloses Confidential Information pursuant to Section 11.

11.3.6.

Confidential Disclosure of Terms.  Each Party agrees not to disclose to any Third Party the existence and/or terms of this Agreement without the prior written consent of the other Party hereto, except as permitted under this Section 11, and notwithstanding the foregoing, each Party may disclose the existence and/or terms of this Agreement to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a reasonable need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof.

11.4.

Right to Injunctive Relief.  The Parties agree that breaches of this Section 11 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

11.5.

Ongoing Obligation for Confidentiality.  Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files for archive purposes.

11.6.

Data Protection Regulations.  Each Party will collect, use, and disclose information governed by this Agreement in compliance with all applicable privacy and data protection laws, rules, and regulations.  The Parties shall enter into any additional agreements regarding the collection, use, processing or disclosure of such information as mandated by such data protection laws, rules and regulations.  The Parties shall notify each other promptly of any unauthorized uses or disclosures of such information of which they become aware.

12.REPRESENTATIONS, WARRANTIES AND COVENANTS

Exhibit 10.1

Privileged & Confidential

12.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
12.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
12.1.2.

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
12.1.4.	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
12.1.5.

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

12.2.

Representations and Warranties by LICENSOR.  With the exceptions as set out in a letter from the LICENSOR to IMMEDICA dated as of the Effective Date, LICENSOR represents and warrants to IMMEDICA as of the Effective Date that:

12.2.1.

to its Knowledge there is no actual, pending, alleged or threatened claim that the Development, Manufacture or Commercialization of the Product within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of a Third Party.  As used herein, “Knowledge” means first hand and actual knowledge of the officers of LICENSOR and is not meant to require or imply that any particular inquiry or investigation has been undertaken including, without limitation, obtaining any type of search (independent of that performed by the actual governmental authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel; and

12.2.2.

to its Knowledge, there is no actual, pending, alleged or threatened claim by LICENSOR alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Licensed Technology within the Territory.

12.2.3.

to its Knowledge, the practice of the Licensed Patents or the Licensed Know-How and the Development and/or Commercialization of any Product does not infringe, violate or misappropriate the Intellectual Property Rights of any Third Party;

12.2.4.

Schedule A sets forth a true and complete list of all Licensed Patents owned by the LICENSOR or its Affiliates as of the Effective Date that Cover the Product, and the LICENSOR has the full right and authority to grant to IMMEDICA the right to, use, sell,

Exhibit 10.1

Privileged & Confidential

offer to sell, import and sublicense the Patent Rights in the Territory described in Schedule A, and to enforce such Patent Rights in accordance with Section 10 above;
12.2.5.

the LICENSOR has not previously granted and will not grant any right, license or interest in or to a Product, Licensed Know-How and/or Licensed Patents, or any portion thereof, that is in conflict with, limits or derogates from the rights or licenses granted to IMMEDICA under this Agreement;

12.2.6.

the Licensed Patents and the Licensed Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, the LICENSOR shall not permit the Licensed Patents or the Licensed Know-How to become encumbered by any liens, claims, security interests or other encumbrances, in each case of the foregoing that could diminish IMMEDICA’s rights or licenses with respect to Licensed Patent Rights The LICENSOR has not knowingly withheld any Licensed Know-How that is reasonably relevant for IMMEDICA’s conduct of activities under this Agreement and, to the LICENSOR’s Knowledge, all Licensed Know-How provided to IMMEDICA is free from any material inaccuracies;

12.2.7.	the LICENSOR has disclosed to IMMEDICA all information relating to the safety and efficacy of the Product known to it or its Affiliates;
12.2.8.

the LICENSOR has complied with all Applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents and, to the LICENSOR’s Knowledge, none of the issued Licensed Patents are invalid or unenforceable;

12.2.9.

the LICENSOR has conducted, and to its Knowledge, its contractors and consultants have conducted, all its Development activities relating to the Product, including the Phase III Clinical Trial, in accordance with Applicable Laws, GLP and GCP;

12.2.10.

neither the LICENSOR nor any of its Affiliates are, or have been, debarred or disqualified by any Regulatory Authority; and none of the LICENSOR or any of its Affiliates’ employees or contractors who were involved in the Development, Manufacture or Commercialization of the Product are, or have been, debarred or disqualified by any Regulatory Authority;

12.2.11.

to its Knowledge, none of the materials and documents provided to IMMEDICA in the course of IMMEDICA’s due diligence preceding execution of this Agreement contained any untrue statement of material fact;

12.2.12.

the LICENSOR has made available to IMMEDICA all material information in the LICENSOR’s or its Affiliate’s control relating to the Development and Manufacture of the Products as conducted by or on behalf of the LICENSOR prior to the Effective Date, including complete and correct copies of the following: adverse event reports; clinical study reports and material study data; and Regulatory Authority inspection reports, notices of adverse findings, warning letters, regulatory filings and other material correspondence with Regulatory Authorities;

12.2.13.	neither the LICENSOR nor any of its employees have been “debarred” by the FDA or the EMA, or subject to a similar sanction from another Regulatory Authority, nor have

Exhibit 10.1

Privileged & Confidential

debarment proceedings against the LICENSOR or any of its employees been commenced.  The LICENSOR will promptly notify IMMEDICA in writing if any such proceedings have commenced or if the LICENSOR or any of its employees are debarred by the FDA or the EMA or any other Regulatory Agency;

12.2.14.

it shall not hire or retain as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the FDCA.  If at any time this representation and warranty is no longer accurate, the LICENSOR shall immediately notify IMMEDICA of such fact;

12.2.15.

all personal data and biological specimens collected from or disclosed by human subjects in Clinical Studies of the Products have been collected, used, processed and disclosed in compliance with Applicable Laws;

12.2.16.

the LICENSOR is not aware of the need to perform any pre-clinical or Clinical Studies necessary for Arginase 1 Deficiency in the Territory, and is not aware of the need for any additional data for Arginase 1 Deficiency in the Territory, which at the Effective Date have not been performed or produced, save for the Phase III Clinical Trial and the PIP Trial;

12.2.17.	the LICENSOR is not in breach of any term of the Manufaturing Agreement and is not aware that any counterparty to the Manufacturing Agreements is in breach; and
12.2.18.	the Facility meets all requirements under Applicable Law, including under GMP, for the Manufacture of the Product for Commercialization in the European Union.
12.3.

No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.4.	Finalization and Maintenance of the Manufacturing Agreements.
12.4.1.

On a Manufacturing Agreement-by-Manufacturing Agreement basis, from the Effective Date until such time as each Manufacturing Agreement has been entered into by or on behalf of LICENSOR or its Affiliates, the LICENSOR shall keep IMMEDICA regularly informed of all material developments, negotiations and progress towards execution including by regularly providing revised copies of the draft agreements to IMMEDICA and consider, in good faith, all reasonable comments provided by IMMEDICA.  Promptly upon execution, and in any event within [*] of execution of each Manufacturing Agreement, the LICENSOR shall provide a copy of each Manufacturing Agreement to IMMEDICA for its records.

12.4.2.

On a Manufacturing Agreement-by-Manufacturing Agreement basis, from the date that each Manufacturing Agreement is entered into by or on behalf of LICENSOR or its Affiliates, the LICENSOR shall ensure that such Manufacturing Agreement is not terminated, revoked or allowed to expire during the term of this Agreement for any reason attributable to the LICENSOR.  The LICENSOR shall:

Exhibit 10.1

Privileged & Confidential

(a)	not terminate such Manufacturing Agreement without first obtaining IMMEDICA’s express written consent to such termination;
(b)

ensure that it complies, at all times, with each of its obligations under such Manufacturing Agreement in a timely manner, and shall ensure that all payments owed by the LICENSOR under such Manufacturing Agreement are paid in full and on time; and

(c)

not agree or consent to any amendment, supplement, or other modification (including termination) to such Manufacturing Agreement which could affect IMMEDICA or the supply of Product under this Agreement without IMMEDICA’s prior written consent.

Notwithstanding the foregoing, LICENSOR shall have the right without needing the consent of IMMEDICA to utilize other manufacturers provided that LICENSOR shall be responsible for any studies necessary to demonstrate the equivalent of the Unlabeled Product manufactured at such other manufacturers and the terms of any agreements with such manufacturers, to the extent such terms impact IMMEDICA’s rights or the LICENSOR’s ability to supply Product under the terms of this Agreement, are no less favourable than the terms of the Manufacturing Agreements.

12.5.

In the event of a Bankruptcy Event in relation to the LICENSOR all licenses granted under this Agreement shall automatically include a right for IMMEDICA to Manufacture, or have Manufactured, the Product, including both the drug product and drug substance, and IMMEDICA is hereby authorized to contract with any party to the Manufacturing Agreements for the purposes of such manufacture, provided always that this shall be withot prejudice to the LICENSOR’s right to receive royalties under Section 6.1.3.

13.INDEMNIFICATION

13.1.

Indemnification by LICENSOR.  The LICENSOR agrees to indemnify, hold harmless and defend IMMEDICA, its Affiliates and Sublicensees and their respective officers, directors, employees, contractors, agents and assigns (collectively the “IMMEDICA Indemnitees”), from and against any Claims arising or resulting from (a) the Development of a Product, including the performance of any Clinical Studies, by the LICENSOR, its Affiliates, or their respective subcontractors, (b) any breach by the LICENSOR of any representation, warranty or covenant as set forth in this Agreement, or (c) the negligence, recklessness or wrongful intentional acts or omissions of any Licensor Indemnitees; except to the extent in each case (a) to (c) such Claims result from the breach of this Agreement by IMMEDICA, or the negligence, recklessness or wrongful intentional acts or omissions of any IMMEDICA Indemnitees.

13.2.

Indemnification by IMMEDICA.  IMMEDICA agrees to indemnify, hold harmless and defend LICENSOR and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Licensor Indemnitees”), from and against any Claims arising or resulting from: (a) the Development of a Product by IMMEDICA, its Affiliates, or their respective subcontractors, (b) the Commercialization of a Product by IMMEDICA, its Affiliates, or their respective subcontractors, (c) the negligence, recklessness or wrongful intentional acts or omissions of IMMEDICA, its Affiliates, or their respective subcontractors, or (d) breach by IMMEDICA of any representation, warranty or covenant as set forth in this Agreement; except to the extent in each case (a) to (d), such Claims result from the breach of this Agreement by the

Exhibit 10.1

Privileged & Confidential

LICENSOR, or the negligence, recklessness or wrongful intentional acts or omissions of any Licensor Indemnitees.
13.3.

Indemnification Procedure.  In connection with any Claim for which a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) pursuant to this Agreement, the Indemnitee shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations.  Further, the Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

13.4.

Third Party Intellectual Property.  If a Third Party notifies IMMEDICA, its Affiliates, distributors or Sublicensees that Intellectual Property Rights owned or controlled by such Third Party cover the use or sale of the Product in the Territory (“Third Party IP Rights”), then IMMEDICA shall, upon becoming aware of such notice, promptly notify LICENSOR (“Third Party Notice”) and give LICENSOR the exclusive right to negotiate with such Third Party.  If LICENSOR obtains a license or other right from such Third Party for such Third Party IP Rights (with the right to sublicense to IMMEDICA under this Agreement), then LICENSOR shall bear all costs and expenses of such license (including milestones and royalties).  In any event, from the date of LICENSOR’s receipt of the Third Party Notice, LICENSOR shall indemnify, hold harmless and defend the IMMEDICA Indemnitees from and against any Claims from such Third Party with respect to the infringement of the Third Party IP Rights from the use or sale of the Product in the Territory.

14.LIMITATION OF LIABILITY

14.1.

Consequential Damages Waiver.  Except for a breach of Section 11 OR OBLIGATIONS ARISING UNDER SECTION 13, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

15.TERM; TERMINATION

15.1.	Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with this Section 15.
15.2.

Termination for Cause.  Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within [*] of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [*] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [*].  Any

Exhibit 10.1

Privileged & Confidential

termination by a Party under this Section 15.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.
15.3.

Termination for a Bankruptcy Event.  Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party.  “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [*] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions (each an “Insolvency Event”).  All rights and licenses now or hereafter granted by the LICENSOR to IMMEDICA under or pursuant to this Agreement, including, for the avoidance of doubt, the license granted to IMMEDICA pursuant to Section 2.1, are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  Upon the occurrence of any Insolvency Event with respect to LICENSOR, the LICENSOR agrees that IMMEDICA, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Without limiting the generality of the foregoing, the LICENSOR and IMMEDICA intend and agree that any sale of the LICENSOR’s assets under Section 363 of the Bankruptcy Code shall be subject to IMMEDICA’s rights under Section 365(n), that IMMEDICA cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of IMMEDICA’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of IMMEDICA.

15.4.

Termination for Challenge to Licensed Technology.  LICENSOR shall have the right to immediately terminate this Agreement at any time after the Effective Date in its entirety or on a country-by-country basis in the event IMMEDICA or any of its Affiliates contests or challenges, or supports or assists any Third Party to contest or challenge, in any patent office, court, regulatory agency or other forum, the validity, enforceability or scope of, any of the Licensed Patents (a “Patent Challenge”); provided that if a Licensed Patent is asserted against IMMEDICA, or any of its Affiliates or Sublicensees in an infringement action or other legal proceeding with respect to activities outside the licenses granted herein, or any sublicense granted hereunder, then any claim or action taken in defense of such assertion shall not be deemed a Patent Challenge.  Any termination for Patent Challenge shall be subject to the notification and cure procedure set out in Section 15.2.

15.5.

Termination by IMMEDICA.  IMMEDICA shall have the right to terminate this Agreement in its entirety, or on a country-by-country basis, without cause, and for any or no reason on not less than [*] prior written notice to the LICENSOR.

15.6.	Effect of Termination or Expiration.

Exhibit 10.1

Privileged & Confidential

15.6.1.

Upon termination or expiration of this Agreement, IMMEDICA shall pay to LICENSOR all amounts due to LICENSOR as of the effective date of termination or expiration within [*] following the effective date of termination or expiration.

15.6.2.

Upon termination of this Agreement, IMMEDICA shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as IMMEDICA has fully paid, and continues to fully pay when due, any and all Royalties owed to LICENSOR, and IMMEDICA otherwise is not in material breach of this Agreement.

15.6.3.

Upon termination of this Agreement but not expiration, all licenses granted by one Party to the other Party shall terminate.  For clarity, termination of the licenses granted by LICENSOR to IMMEDICA shall terminate all sublicenses granted by IMMEDICA hereunder.

15.6.4.	With the exception of termination of this Agreement by IMMEDICA pursuant to Section 15.2 or 15.3, upon termination of this Agreement:
(a)

To the extent permitted by applicable Regulatory Authorities, IMMEDICA shall: (i) transfer to LICENSOR all Regulatory Filings and Regulatory Approvals held by IMMEDICA with respect to the Product, and (ii) to the extent subsection (i) is not permitted by the applicable Regulatory Authority, permit LICENSOR to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings filed by IMMEDICA with respect to the Product.

(b)

Upon LICENSOR’s request, IMMEDICA shall continue all on-going Development for a mutually agreed upon migration period after termination of this Agreement, which period shall not be less than [*] unless otherwise agreed to by the Parties (“Migration Period”).  During the Migration Period, IMMEDICA shall provide, at the LICENSOR’s expense, such reasonable knowledge transfer and other training to LICENSOR or its Affiliates or a Third Party that is designated in writing by LICENSOR (“Designated Affiliate/Third Party”) as reasonably necessary for LICENSOR or the Designated Affiliate/Third Party to continue such activities.  In connection with such transfer, IMMEDICA shall, at LICENSOR’s option: (i) transfer to LICENSOR or the Designated Affiliate/Third Party all Product then held by IMMEDICA, its Affiliates or Sublicensees, at a cost to be agreed, and (ii) transfer to LICENSOR or the Designated Affiliate/Third Party all Inventory owned by IMMEDICA at a cost to be agreed.  As used herein, “Inventory” means all components and works in process produced or held by IMMEDICA with respect to the manufacture of Products.

15.7.

Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination.  Without limiting the foregoing, the provisions of Sections [*] shall survive expiration or termination of this Agreement.

16.PUBLICITY

16.1.	Publicity.
16.1.1.	Subject to IMMEDICA’s rights pursuant to Section 2.1.2, neither Party (nor any of its Affiliates or agents) shall use the trademarks of the other Party or its Affiliates in any press

Exhibit 10.1

Privileged & Confidential

release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.
16.1.2.

The Parties have mutually approved a press release attached hereto as Schedule F with respect to this Agreement.  Each Party agrees not to issue any other press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, provided however, that (i) neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange, (ii) once the press release set out in Schedule F has been released, each Party may disclose the information contained in such press release without further consent, and (iii) IMMEDICA shall have the right to publicly disclose without the LICENSOR’s prior written consent: (A) the achievement of any milestone under this Agreement; or (B) any information relating to the Development or Commercialization of any Products in Arginase 1 Deficiency in the Territory.

17.INSURANCE

17.1.

Insurance Requirements.  The Parties will each maintain during the term of this Agreement and for [*] after termination or expiration of this Agreement, commercial general liability insurance from a minimum [*] rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of [*] per occurrence and [*] in the aggregate.  Each Party has the right to provide the total limits required by any combination of primary and umbrella/excess coverage.  The minimum level of insurance set forth herein shall not be construed to create a limit on a Party’s liability hereunder.

17.2.

Policy Notification.  On request, each Party shall provide the other Party with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any such coverage.

18.DISPUTE RESOLUTION

18.1.

General.  Except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights, the following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement.

18.2.

Meeting.  Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute.  If the designated representatives do not resolve the dispute within [*] of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith.  The executive officers shall have [*] to attempt to resolve the dispute.

18.3.	Arbitration.

Exhibit 10.1

Privileged & Confidential

18.3.1.

Any disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination that are not otherwise resolved by the Parties in accordance with Section 18.2 shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference in this Section.  The language of the arbitration shall be English.  The number of arbitrators shall be three.  The seat, or legal place, or arbitration by London, England.

18.3.2.

The arbitrator shall not be an officer or employee of either Party.  The cost of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the Parties.  The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs.  The arbitration award will be presented to the Parties in writing, and upon the request of either Party, will include findings of fact and conclusions of law.  The award may be confirmed and enforced in any court of competent jurisdiction.

18.3.3.

If a Party asserted to be in breach under Section 15.2 above disputes the asserted breach, this Agreement shall not be terminated and the licenses herein shall not be affected as a result of the disputed breach unless and until it has been determined in accordance with this Section 18.3 that this Agreement was materially breached, and such breach is not cured within [*] after such determination or such longer period as the arbitrator may establish.

18.4.	THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

19.GENERAL PROVISIONS

19.1.

Compliance.  The Parties shall conduct their business in accordance with environmental, labor and social standards.  Each Party further acknowledges and ensures that it and its Affiliates, Sublicensees and subcontractors are familiar with the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act and applicable local bribery and corruption laws, and shall not take or permit any action that will either constitute a violation under, or cause the other Party to be in violation of, the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act or applicable local bribery and corruption law, environmental, labor and social standards (collectively, “Improper Conduct”).  In addition to any other rights either Party may have under this Agreement, if a Party (the “Improper Party”) notifies the other Party of, or if such other Party otherwise has a reasonable suspicion of, the occurrence of Improper Conduct, such other Party may inspect or have inspected by an independent auditor the premises, books and records of the Improper Party relevant to such Improper Conduct for the purpose of ensuring compliance under this Section 19.1.

19.2.

Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) LICENSOR may assign to a Third Party its rights to receive some or all of the Fees payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in its entirety without the consent of the other Party to a successor to all or substantially all of its business to which this Agreement relates.  The assigning Party shall provide the other Party with prompt written notice of any such assignment.  Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder.  The LICENSOR shall not assign or otherwise transfer to any Affiliate or any Third Party any ownership interest in or to any Licensed Know-

Exhibit 10.1

Privileged & Confidential

How or Licensed Patent, unless (i) the LICENSOR’s entire business associated with the Product, including all Manufacturing rights relating to the Product, are assigned to such Affiliate or Third Party and (ii) this Agreement is concurrently assigned therewith.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any attempted assignment in contravention of the foregoing shall be void.

19.3.

Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

19.4.

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S.A., without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.

19.5.

Force Majeure.  Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, pandemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated.

19.6.

Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

19.7.

Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between LICENSOR and IMMEDICA, or to constitute one Party as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

19.8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
19.9.

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service

Exhibit 10.1

Privileged & Confidential

(receipt requested), in each case to the appropriate addresses and email addresses set forth below (or to such other addresses and email addresses as a Party may designate by written notice):

If to LICENSOR:

Aeglea Biotherapeutics, Inc

805 Las Cimas Parkway

Suite 100

Austin, TX 78746

Phone: [*]

Email: [*]

Attention: General Counsel

If to IMMEDICA:

Immedica Pharma AB

Norrtullsgatan 15

SE 113 29 Stockholm

Sweden

Email: [*]

Attention: General Counsel

19.10.

Further Assurances.  IMMEDICA and LICENSOR hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

19.11.

No Third Party Beneficiary Rights.  This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

19.12.	Entire Agreement; Confidentiality Agreement.
(a)

This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, that certain Mutual Nondisclosure Agreement between the Parties dated January 27, 2020 (as amended, the “NDA”).  The Parties acknowledge and agree that, as of the Effective Date, all materials and information disclosed by LICENSOR or its Affiliates pursuant to the NDA shall be considered LICENSOR’s Confidential Information and all materials and information disclosed by IMMEDICA or its Affiliates pursuant to the NDA shall be considered IMMEDICA’s Confidential Information, and subject to the terms set forth in this Agreement.

(b)	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.
19.13.

Interpretation. The headings of Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without

Exhibit 10.1

Privileged & Confidential

limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.

19.14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.15.

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

19.16.

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page(s) follow]

Privileged & Confidential

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Aeglea BioTherapeutics, Inc.	Immedica Pharma AB
By: /s/ Anthony G Quinn Name: Anthony G Quinn Title: President and Chief Executive Officer	By: /s/ Anders Edvell Name: Anders Edvell Title: Chief Executive Officer

Immedica Pharma AB
By:/s/ Simon Falk Name: Simon Falk Title: Chief Financial Officer

SCHEDULE A: PATENT RIGHTS

[*]

Privileged & Confidential

SCHEDULE B: PAYMENTS

1.PAYMENTS

1.1.

Upfront Payment. In consideration of the licenses and rights granted to IMMEDICA hereunder, IMMEDICA shall pay to LICENSOR a one-time upfront, non-refundable and non-creditable payment of US$21,500,000 (in words: twenty-one million five hundred thousand US dollars).

1.2.	Milestone Payments.
1.2.1.

In further consideration of the licenses and rights granted to IMMEDICA hereunder, upon achievement of each Milestone set forth below, the corresponding non-creditable and non-refundable Milestone Payments shall be payable by IMMEDICA to LICENSOR:

ReGULATORY MilestoneS	MILESTONE Payment
[*]	[*]

COMMERCIAL MilestoneS	MILESTONE Payment
[*]	[*]

[*]

1.3.	Royalties.
1.3.1.

Royalty Rate.  In consideration of the licenses and rights granted to IMMEDICA hereunder, IMMEDICA will pay to LICENSOR Royalties on Net Sales of Product in the Territory, where such Royalties shall be calculated each Calendar Quarter by multiplying the Net Sales for such Calendar Quarter by the applicable rate set forth in the table below, subject to the provisions of this Section 1.3 of Schedule B.

Royalty Rate
[*]

1.3.2.	One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a Product in the Field in the Territory.

Privileged & Confidential

SCHEDULE C: PIP Trial

[*]

Privileged & Confidential

SCHEDULE D: trademarks

[*]

Privileged & Confidential

SCHEDULE E

The Specifications

[*]

Privileged & Confidential

SCHEDULE F

Press Release

[*]